Exhibit 4.47

Equity Transfer Agreement

Party A: Wuxi Zhihe Daokang II Venture Capital Partnership (Limited Partnership) (hereinafter referred to as “Zhihe Daokang” or the “Transferor”), a limited partnership legally established and validly existing under the laws of the People’s Republic of China, with Unified Social Credit Code 91320205MA27GJLN83.

Party B: CASI Pharmaceuticals (China) Co., Ltd., a limited liability company legally established and validly existing under the laws of the People’s Republic of China, with Unified Social Credit Code 91110105599603317U. (hereinafter referred to as “CASI China” or the “Transferee”)

Party C: Precision Autoimmune Therapeutics (hereinafter referred to as “PAT” or the “Target Company”), a limited liability company legally established and validly existing under the laws of the People’s Republic of China, with Unified Social Credit Code 91110400MA7GAE680P.

(Party A, Party B, and Party C are collectively referred to as the “Parties”. “RMB” or “yuan” as used in this Agreement refers to “Renminbi”.)

Whereas:

(1)	As of the date of this Agreement, Zhihe Daokang actually holds 19.8876% equity interest in the Target Company (corresponding to registered capital of RMB 19,813,333);
(2)	Zhihe Daokang intends to transfer all of its equity interest in the Target Company (the “Target Equity”) to the Transferee, and the Transferee agrees to acquire the aforementioned Target Equity.

After full and amicable negotiations, the Parties have reached the following agreement on April 2, 2025, to be jointly observed:

I. Rights, Obligations, and Equity Transfer

1.	Target Equity

1.1	The Parties agree that Zhihe Daokang shall transfer 19.8876% equity interest in the Target Company (corresponding to registered capital of RMB 19,813,333) to the Transferee.

1.2

The consideration for the equity transfer shall be: the investment funds of RMB 28,400,000 actually paid by Zhihe Daokang for the Target Equity, plus an investment return calculated on the basis of RMB 28,400,000 at a simple interest rate of 15% per annum, calculated from the date of actual payment of the investment funds to the date on which Zhihe Daokang receives the equity transfer consideration, with the number of days divided by 365. If the investment funds were paid in installments, the calculation shall be made on an installment basis.

1.3	The consideration for the equity transfer of the Target Equity shall be paid in two installments, specifically as follows:
1)	First Installment of Equity Transfer Consideration: CASI China shall pay to Zhihe Daokang, on or before September 30, 2025, RMB 7,000,000 of investment funds plus an investment return calculated at a simple interest rate of 15% per annum from July 15, 2022 (inclusive) to the date of receipt of this installment of equity transfer consideration;
2)	Second Installment of Equity Transfer Consideration: CASI China shall pay to Zhihe Daokang, on or before June 30, 2026, RMB 21,400,000 of investment funds plus an investment return at a simple interest rate of 15% per annum, of which the investment return on RMB 3,000,000 of investment funds shall be calculated from July 15, 2022 (inclusive) to the date of receipt of this installment of equity transfer consideration, the investment return on RMB 8,400,000 of investment funds shall be calculated from April 28, 2023 (inclusive) to the date of receipt of this installment of equity transfer consideration, and the investment return on RMB 10,000,000 of investment funds shall be calculated from August 29, 2023 (inclusive) to the date of receipt of this installment of equity transfer consideration.

For the avoidance of doubt, CASI China shall confirm the specific amount of each installment of equity transfer consideration with Zhihe Daokang prior to making the above payment of the transfer consideration.

2.

From the date on which the Transferee pays the corresponding equity transfer consideration to the Transferor in accordance with this Agreement (hereinafter referred to as the “Closing Date”; if the Transferee pays the equity transfer consideration in multiple installments, then each respective date shall be a Closing Date), the Transferee shall correspondingly acquire the relevant equity interest; the Transferor shall continue to enjoy full shareholder rights under applicable law, the transaction documents, and the articles of association with respect to the portion of the equity for which it has not yet received the transfer consideration.

3.

If the Transferee fails to pay the transfer consideration to the Transferor in full and on time in accordance with this Agreement, the Transferee shall pay to the Transferor a late payment penalty calculated on the basis of the outstanding amount at a rate of 0.05% per day for each day of delay.

4.	The Transferor and the Transferee shall each bear any taxes and fees that may arise from this equity transfer in accordance with the relevant provisions of applicable laws and regulations.

AII Transferee’s Confirmation

The Transferee has full and clear knowledge and understanding of all historical business operations of the Target Company, and there are no matters that the Transferor is required to disclose to the Transferee. The Transferee hereby confirms that it will not assert invalidity, rescission, or termination of this transfer based on any disagreement regarding the terms or performance under the original agreement.

III SAMR Registration Change Procedures

1.The SAMR registration change procedures stipulated in this Agreement shall be handled by the Transferee. The Transferor shall, within 20 business days of receiving the full transfer consideration for this transfer, cooperate with the Transferee to complete the shareholder registration change of the Target Company and register the change under the Transferee’s name. All fees for handling the SAMR registration change procedures stipulated in this Agreement, or any intermediary agency fees and government fees arising therefrom, shall be borne by the Transferee.
2.The Transferee shall ensure and cause all parties having a right of first refusal with respect to the equity transfer contemplated under this Agreement to waive such right of first refusal.
3.	The Parties confirm that in the event of any inconsistency between the terms of this Agreement and any agreement or other legal document signed by the Parties at the request of the SAMR in connection with the registration change, the terms of this Agreement shall prevail.

IV Miscellaneous

1.This Agreement shall become effective upon the date of execution by all Parties.
2.This Agreement shall be governed by the laws of the People’s Republic of China. Any dispute arising from the performance of this Agreement or in connection with this Agreement shall be submitted to the Beijing Arbitration Commission and shall be arbitrated in accordance with the arbitration rules then in effect in Beijing. The language of arbitration shall be Chinese. The arbitral tribunal shall consist of three (3) arbitrators appointed in accordance with the arbitration rules: the claimant shall appoint one (1) arbitrator, the respondent shall appoint one (1) arbitrator, and the third (3rd) arbitrator shall be jointly designated by the first two arbitrators or appointed by the Beijing Arbitration Commission.
3.This Agreement shall become effective upon the date of execution by all Parties and shall be executed in three (3) counterparts, with each Party holding one (1) counterpart.

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Signature Page

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Party A:

Wuxi Zhihe Daokang II Venture Capital Partnership (Limited Partnership) (Official Seal):

Authorized Representative Designated by the General Partner:

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Signature Page

(This page is intentionally designed as and constitutes the signature page of the Equity Transfer Agreement)

Party B: CASI Pharmaceuticals (China) Co., Ltd. (Official Seal):

Authorized Representative: /s/Wei-wu He

签署页

Signature Page

(This page is intentionally designed as and constitutes the signature page of the Equity Transfer Agreement)

Party C: Precision Autoimmune Therapeutics (Official Seal):

Legal Representative / Authorized Signatory: /s/ Keyang Xu

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